UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 15, 2012 (December 1, 2011)

SUNSET SUITS HOLDINGS, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	000-28543	26-1516905
(State or other jurisdiction of	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

ul. Starołęcka 18
61-361 Poznań, Poland
(Address of Principal Executive Offices)

+48 (61) 642 40 04
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On December 1, 2011, Sunset Suits Holdings, Inc., a Nevada Corporation (the “Company”) entered into a sale agreement (the “Agreement”) with TURONUS Spółka z ograniczoną odpowiedzialnością., a corporation headquartered in Poznań, Poland (“TURONUS”), pursuant to which the Company sold to TURONUS 100% of its equity interest in the Company’s wholly-owned subsidiary Sunset Suits S.A. (“Sunset Suits S.A.”). Pursuant to the Agreement, TURONUS agreed to pay to the Company $547,497 (PLN 1,828,640), and in turn will acquire all of the assets and liabilities of Sunset Suits S.A., except for liabilities resulting from services rendered to Sunset Suits Holdings, Inc. group including expenses of Sunset Suits Holdings, Inc. in particular costs of the Company’s management, not higher than $568,862 (PLN 1,900,000) , which will be took over pursuant to the Agreement by the Company. The price of $547,497 will be paid by TURONUS within the period of 3 years and this 3 year period begins on January 1, 2014.

The sale of Sunset Suits S.A. is a part of a plan of the Company’s debt reduction . The Company’s management expects a positive impact of Sunset Suits S.A. sale on the Company’s net assets as well as improving of net profitability. The size of the Company's current retail operations was not sufficient for repayment of the Sunset Suits S.A. debt which is estimated approximately for $16,700,000 (PLN 55,760,000. Accordingly, the Company's management decided that the sale of Sunset Suit S.A..was in the best interests of the Company and its shareholders.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Agreement, or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	AGREEMENT FOR SALE OF SHARES IN Sunset Suits S.A. with its registered office in Poznań (English Translation)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSET SUITS HOLDINGS, INC.

Date: February 15, 2012

By:/s/ Mirosław Kranik
Mirosław Kranik
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	AGREEMENT FOR SALE OF SHARES IN Sunset Suits S.A. with its registered office in Poznań (English Translation)